EXHIBIT 99.1

SGS REPORTS 2009 REVENUE OF $323.5 MILLION AND RECORD NET INCOME OF $14.1 MILLION

SGS International, Inc., a provider of design-to-print graphic services to the consumer products packaging market, announces that sales for 2009 were equal to 2008 at $323.5 million. Sales were negatively impacted by fluctuations in foreign currency exchange rates. The strengthening of the US dollar versus the British pound and the Canadian dollar negatively impacted sales by $7.7 million and $5.0 million, respectively. Other currency fluctuations further reduced sales in 2009 by $0.4 million. Two acquisitions completed in 2008 contributed incremental revenue of $8.8 million. Net of currency fluctuations and acquisitions, sales increased $4.3 million, or 1.3% versus 2008. This increase in revenue was in North America. Gross margin percentage (exclusive of depreciation) in 2009 was 37.3% compared to 34.4% for 2008.

For the fourth quarter of 2009, sales increased by $5.1 million or 6.7% versus the same period in 2008. Sales during the fourth quarter of 2009 were $81.6 million versus $76.5 million in 2008. An acquisition accounted for $1.8 million of increased revenue during the fourth quarter of 2009. Currency fluctuations positively impacted sales by $0.9 million during the fourth quarter of 2009 versus the same quarter in 2008. Excluding currency fluctuations and acquisitions, sales increased $2.4 million, or 3.1%, in the fourth quarter of 2009 compared to the fourth quarter of 2008. Gross margin percentage (exclusive of depreciation) in the fourth quarter of 2009 was 39.5% compared to 35.2% for the fourth quarter of 2008.

Net income for 2009 was $14.1 million, an all-time record for the company. This was an improvement of $15.5 million from the $1.4 million net loss recorded in 2008. A significant portion of the improvement in net income was due to a $6.4 million gain ($10.5 million before-tax) on the repurchase of $25.5 million of outstanding debt instruments. The other $9.1 million increase in net income was due primarily to cost control and reduced interest expense due to lower debt levels and lower interest rates.

Net income for the fourth quarter of the year was $2.3 million. This was an increase of $3.7 million compared to a net loss of $1.4 million versus the same period in 2008. The increase was primarily due to cost control and reduced interest expense.

For 2009, EBITDA (a non-GAAP measure) increased by $8.0 million from $61.6 million during 2008 to $69.6 million, an all-time company record, during 2009. Included in these EBITDA figures are integration and consolidation costs, acquisition expenses and management fees totaling $4.3 million in 2009 and $6.0 million in 2008. EBITDA in the fourth quarter of 2009 increased by $5.3 million, from $14.0 million in 2008 to $19.3 million, another all-time company record. Included in the fourth quarter 2009 EBITDA are costs of $0.5 million related to integration and consolidation costs, acquisition expenses and management fees. This compares to $1.6 million of such costs during the fourth quarter of 2008. The reconciliation of the non-GAAP measure, EBITDA, to a GAAP measure, net income, follows:

	Quarter Ended 12/31/09 (in millions)	Quarter Ended 12/31/08 (in millions)	Year Ended 12/31/09 (in millions)	Year Ended 12/31/08 (in millions)
Revenue	$ 81.6	$ 76.5	$ 323.5	$ 323.5

Net income (loss)	2.3	(1.4)	14.1	(1.4)

Subtract:
Gain on Debt Extinguishment	--	--	10.5	--

Add:
Depreciation and amortization	6.0	7.5	23.6	28.7
Other expense / (income)	0.8	(1.1)	1.8	(2.2)
Interest expense	7.6	9.0	29.9	36.5
Income tax provision	2.6	--	10.7	--

EBITDA	$ 19.3	$ 14.0	$ 69.6	$ 61.6

While EBITDA is a non-GAAP measure, management believes its inclusion enhances the users' overall understanding of the company's current financial performance and future prospects. This non-GAAP financial information should be considered in addition to, and not as a substitute for, or superior to, results prepared in accordance with GAAP.

Hank Baughman, CEO of SGS, said "We are pleased with our results for 2009. In a very tough economic environment we had positive organic revenue growth, set records for EBITDA and net income, reduced our debt by $36.8 million, and grew our customer base."

SGS International, Inc. is a global leader in the digital imaging and communications industry offering design-to-print graphic services to the international consumer products packaging market.

Conference Call Notification

SGS International, Inc. will hold a teleconference at 10:00 AM EDT on Monday, March 22, 2010. Please dial (1-800-230-1074) in the US and Canada, or (1-612-288-0329) internationally to access the call. The conference confirmation number is 150206.

This press release contains forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors outside of management's control that could cause actual results to differ materially from those described in the forward looking statements.

Please contact Jim Dahmus, CFO of SGS, at 502-634-5295 if you have any questions about this release.